Exhibit 99.1

Monotype Imaging Announces New Chief Financial Officer

WOBURN, Mass., June 3, 2008 – Monotype Imaging Holdings Inc. (Nasdaq: TYPE), a leading global provider of text imaging solutions, today announced that Scott E. Landers has been hired as senior vice president and chief financial officer, effective July 1, 2008.

Landers is a senior financial executive with more than 15 years of experience in the software and public accounting industries. He joins Monotype Imaging after serving as vice president of global finance at Pitney Bowes Software, a $450 million division of Pitney Bowes Inc. (NYSE: PBI) and a leading global provider of location intelligence solutions that integrate software, data and services for businesses and governments worldwide. As the most senior financial officer of Pitney Bowes Software, Landers focused on integrating financial and operational policies, procedures and systems for a global business. Prior to that, Landers was vice president of finance at MapInfo Corp., which was acquired by Pitney Bowes in April, 2007. In this position, he was responsible for international financial operations, led Sarbanes-Oxley compliance efforts and drove mergers and acquisition integration worldwide. Landers began his employment at MapInfo in 1997, where he served as a revenue manager before becoming director of finance of MapInfo Canada. Previously, Landers was a business assurance manager with Coopers & Lybrand and is a certified public accountant.

“We couldn’t be happier to have attracted an executive of Scott’s caliber to the Monotype Imaging team,” said Doug Shaw, president and chief executive officer. “With his broad base of financial experience and proven track record in the global software industry, Scott will be a significant contributor to the success of Monotype Imaging as we continue to grow our business.”

Forward-looking statements

This press release may contain forward-looking statements, including those related to the effectiveness of Monotype Imaging’s new chief financial officer, that involve risks and uncertainties that could cause the company’s actual results to differ materially. Factors that might cause or contribute to such differences include, but are not limited to: risks associated with changes in the demand for the company’s products or increased competition, which may result in the company losing customers or force it to reduce prices; risks associated with the development and market acceptance of new products or product features; risks associated with the company’s ability to adapt its products to new markets and to anticipate and quickly respond to evolving technologies and customer requirements; and risks associated with the ownership and enforcement of the company’s intellectual property. Additional disclosure regarding these and other risks faced by the company is available in the company’s public filings with the Securities and Exchange Commission, including the risk factors included in the company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2007. While Monotype Imaging may elect to update forward-looking statements at some point in the future, the company specifically disclaims any obligation to do so.

About Monotype Imaging

Monotype Imaging is a global provider of text imaging solutions for manufacturers and developers of consumer electronics devices including laser printers, copiers, mobile phones, digital televisions, set-top boxes, digital cameras and software applications and operating systems. The company also provides printer drivers and color imaging technologies to OEMs (original equipment manufacturers). Monotype Imaging technologies are combined with access to more than 10,000 typefaces from the Monotype®, Linotype® and ITC® typeface libraries – home to some of the world’s most widely used designs, including the Times New Roman®, Helvetica® and ITC Franklin Gothic™ typefaces. Fonts are licensed to creative and business professionals through custom font design services, direct sales or e-commerce portals. Monotype Imaging offers fonts and industry-standard solutions that support all of the world’s major languages. The company is based in Woburn, Mass., with regional offices in the U.K., Germany (Linotype), Mt. Prospect, Ill., Redwood City, Calif., Boulder, Colo., Japan and China. Information about Monotype Imaging and its products can be found at www.monotypeimaging.com, www.fonts.com, www.linotype.com, www.monotypefonts.com, www.itcfonts.com, www.customfonts.com, www.fontwise.com, www.fonts.hk and www.faces.co.uk.

Monotype is a trademark of Monotype Imaging Inc. registered in the U.S. Patent and Trademark Office and may be registered in certain jurisdictions. Times New Roman is a trademark of The Monotype Corp. registered in the U.S. Patent and Trademark Office and may be registered in certain jurisdictions. ITC is a trademark of International Typeface Corp. registered in the U.S. Patent and Trademark Office and may be registered in certain jurisdictions. ITC Franklin Gothic is a trademark of International Typeface Corp. and may be registered in certain jurisdictions. Linotype is a trademark of Linotype GmbH registered in the U. S. Patent and Trademark Office and may be registered in certain jurisdictions. Helvetica is a trademark of Linotype Corp. registered in the U.S. Patent and Trademark Office and may be registered in certain jurisdictions in the name of Linotype Corp. or its licensee Linotype GmbH. All other trademarks are the property of their respective owners. © 2008 Monotype Imaging Holdings Inc. All rights reserved.

Contact:

Monotype Imaging Inc.

Mary Norton

(781) 970-6120

ir@monotypeimaging.com